Exhibit 99.1

NEWS RELEASE

Teradata Board of Directors Strengthens Cloud Expertise

Joanne Olsen brings significant cloud experience, including a mix of sales, support and product management

SAN DIEGO – June 15, 2018 - Teradata (NYSE: TDC), the leading cloud-based data and analytics company, today announced the election of Joanne Olsen to its board of directors, effective June 15, 2018. The new appointment expands the board from 10 to 11 directors and adds new enterprise-scale cloud expertise from one of the industry’s most senior leaders.

Most recently, Ms. Olsen served as Executive Vice President of Oracle Global Cloud Services and Support until she retired in August 2017. In that role, she drove Oracle’s cloud transformation services and support strategy, partnering with leaders across all business units. Ms. Olsen led a team of cloud customer experience experts, covering customer success, implementation success, consulting, support, education, and managed cloud services. She previously served as Senior Vice President and leader of Oracle’s applications sales, alliances, and consulting organizations in North America. Ms. Olsen began her career with IBM, where, over the course of more than three decades, she held a variety of executive management positions across sales, global financing and hardware.

“We are pleased to welcome Joanne Olsen to our board,” said James Ringler, Chairman, Teradata Corporation. “Joanne is an industry thought leader who truly understands how the cloud can lead to greater customer success, and she has a long history of transforming large organizations. Teradata is on the leading edge of cloud-based analytics, and we know that Joanne’s experience in managing global cloud services will greatly contribute to our leading position in the market.”

Ms. Olsen was selected following a comprehensive search conducted by the board. She joins the Teradata board as a Class III director. Ms. Olsen’s expertise will assist Teradata in maintaining its position as the leading cloud-based data and analytics company. With business solutions that help customers analyze anything, anywhere, Teradata gives its customers the most reliable, secure and proven path to the cloud using the trusted gold standard for enterprise-class analytics and innovative licensing structures designed to de-risk the buying decision.

“Joanne brings a strong mix of sales, support, and product management experience to our team, along with a keen understanding of scale, SaaS business models, and enterprise technology go-to-market strategies,” said Victor Lund, President and Chief Executive Officer of Teradata Corporation. “We are pleased to welcome her to the board as we continue to develop the world’s most powerful data and analytics solutions.”

Relevant Links

•	To view biographies for Teradata’s Board of Directors, click here

•	To view more news from Teradata Corporation, click here

•	Survey: Companies are Bullish on Cloud Analytics, But Need to Speed Up the Pace

About Teradata

Teradata helps companies achieve high-impact business outcomes. With a cloud-based portfolio of business analytics solutions, architecture consulting, and industry leading big data and analytics technology, Teradata unleashes the potential of great companies. Visit teradata.com.

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